EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Form S-8 to be filed on or about August 11, 2005 pertaining to the Keystone Automotive Industries, Inc. 2005 Omnibus Incentive Plan of our reports dated June 10, 2005, with respect to the consolidated financial statements and schedules of Keystone Automotive Industries, Inc., Keystone Automotive Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Keystone Automotive Industries, Inc. included in the Annual Report on Form 10-K for the year ended April 1, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
August 8, 2005